Addendum I to the Joint Venture Agreement

Addendum I to the Joint Venture Agreement

Between:

  Avant Technologies Inc., a company organized and existing under the state laws of Nevada, having its registered office at 5348 Vegas Drive, Las Vegas, Nevada, 89108, represented, for the purposes of this Agreement by Christopher Winter, CEO hereinafter referred to as “Avant”;

And: Ainnova Tech, a company organized and existing under the state laws of Nevada, having its registered office at 440 Louisiana Street, Suite 900, Houston, Texas, 77002, represented, for the purposes of this Agreement, by Marcos Vinicio Vargas Flores, CEO hereinafter referred to as "Ainnova”

WHEREAS: a Joint Venture company was formed and named Ai-nova Acquisition Corp, LLC as organized under the State laws of Nevada on December 6th, 2024, which will have its registered office at 5348 Vegas Drive, Las Vegas, Nevada, 89108, which will be represented for the purposes of this Addendum to the Joint Venture Agreement by Mr. Chris Winter and Mr. Marcos Vinicio Vegas Flores,

hereinafter referred to as "Ai-Nova."

Individually referred to as a "Party", or collectively as the "Parties."

Whereas:

  The parties agree to expand the territories granted for Ainnova’s “Technology Portfolio” under the license to Ai-Nova Acquisition, Corp to include the proprietary rights to North America ( the United States and Canada) and Europe as described in the license agreement under the Joint Venture Agreement dated, November 8th 2024, (the "Joint Venture Agreement") between Avant and Ainnova provides that each of the conditions presently listed in Section 3.3 (b) (i), of the Joint Venture Agreement must be satisfied on or before the 8th of November 2025 or on such other date as the Parties may agree.

  On the 24th of February 2025, the Parties agreed to extend the territory to a GLOBAL LICENSE for the satisfaction of each of the conditions present in the Joint Venture Agreement until 30th May 2025.

  The parties also agree to a possible merger within the set terms of the Term Sheet signed on September 21, 2024.

NOW, THEREFORE, the Parties hereto agree as follows:

1. Definitions

Unless otherwise defined herein, any word in this Addendum starting with a capital letter is a defined term and should have the same meaning as in the Joint Venture Agreement.

2. Closing Date

1. Although each Party has been using its reasonable best efforts to ensure timely and due satisfaction of the conditions presently listed in section 3 of the Joint Venture Agreement, the Parties recognize and accept that in an effort to further the relationship the aforementioned conditions present will not be satisfied by the verbal commitment on the 8th of May, 2025, which is the date as set in Section 3.3 (b) (i) the Joint Venture Agreement.

2. Therefore, pursuant to Clause 3.3 (b) of the Joint Venture Agreement, the Parties agree that the term for satisfaction of the conditions presently listed in Section 3.3 (b) of the Joint Venture Agreement is extended until the 8th of November 2025, and will now include a Global license.

3. Termination

This Addendum and Joint Venture/ License may be terminated as follows:

(a) Upon the mutual written agreement of the Parties.

(b) By either Party, effective immediately upon written notice to the other Party(ies), if the other Party(ies) breach(es) any material provision of this Agreement or of any of the other Transaction Documents and such breach continues for a period of fifteen (15) days after the delivery of written notice of the default, describing the default in reasonable detail.

(c) By either Party, effective immediately upon written notice to the other Party and Ai-Nova, in the event that the other Party is dissolved, liquidated or declared bankrupt, or a voluntary or involuntary bankruptcy filing is made by such Party.

4.	Other provisions of the Joint Venture Agreement

This Addendum shall not affect any other provision of the Joint Venture Agreement and all respective rights and obligations of the Parties under the Joint Venture Agreement remain fully intact, valid and enforceable.

5.	Governing law and arbitration

This Addendum shall be governed by and construed in accordance the state law of Nevada. All disputes arising out of or in connection with this Addendum and which the Parties are unable to settle amicably shall be finally settled by arbitration as set out in Section 6 E of the Joint Venture Agreement.

Made on February 24, 2025, in two originals. Each Party acknowledges receipt of its own original.

On Behalf of

Name: Avant Technologies Inc

Title	Chief Executive Officer
represented by:
Name:	Mr. Chris Winter
Signature:	/s/ Chris Winter

Name: Ainnova Tech

Title	Chief Executive Officer
represented by:
Name:	Mr. Marcos Vinicio Vargas Flores
Signature:	/s/ Marcos Vinicio Vargas Flores